Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Corporation Reports Second Quarter 2009 Results
Milford, Massachusetts, July 28, 2009 — Waters Corporation (NYSE/WAT) reported today second quarter 2009 sales of $363 million, a decrease of 9% over sales of $399 million in the second quarter of 2008. These quarterly sales include an adverse foreign currency translation impact of approximately 5%. On a GAAP basis, earnings per diluted share (E.P.S.) for the second quarter were $0.72, compared to $0.82 for the second quarter in 2008. On a non-GAAP basis, E.P.S. were up 3% to $0.78 in the second quarter of 2009 from $ 0.76 in the second quarter of 2008. A reconciliation of GAAP to non-GAAP E.P.S. is attached.
Through the first six months of 2009, sales for the Company were $696 million, a decrease of 10%, in comparison to sales of $770 million in the first six months of 2008. Foreign currency translation contributed negatively to sales growth during the first half of 2009 and reduced sales by 5%. E.P.S. for the first six months of 2009 were $1.47 compared to $1.49 for the comparable period in 2008. On a non-GAAP basis and including adjustments on the attached reconciliation, E.P.S grew 5% in the first six months of 2009 to $1.52 from $1.45 in 2008.
Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Our financial results in the quarter were in line with our expectations and sales to our major end markets in the quarter indicated a continuation of the general demand trends that we reported in April 2009. Our efforts throughout the quarter to focus on improved operational efficiency allowed us to generate non-GAAP E.P.S. growth in this challenging business environment.”
As communicated in a prior press release, Waters Corporation will webcast its second quarter 2009 financial results conference call this morning, July 28, 2009 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor” and click on the Live Webcast. A replay of the call will be available through August 4, 2009, similarly by webcast and also by phone at 402-220-4708.
About Waters Corporation:
Waters Corporation creates business advantage for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide.

Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters technology breakthroughs and laboratory solutions, provide an enduring platform for customer success.
With revenue of $1.58 billion in 2008 and 5,000 employees, Waters is driving scientific discovery and operational excellence for customers worldwide.
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact on demand among the Company’s various market sectors from current economic difficulties and possible recession; the impact of changes in accounting principles and practices or tax rates, including the effect of restructuring certain legal entities; the ability to access capital in volatile market conditions; the ability to successfully integrate acquired businesses; fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies; regulatory and/or administrative obstacles to the timely completion of purchase order documentation; introduction of competing products by other companies and loss of market share; pressures on prices from competitors and/or customers; regulatory obstacles to new product introductions; lack of acceptance of new products; other changes in the demands of the Company’s healthcare and pharmaceutical company customers; changes in distribution of the Company’s products; risks associated with lawsuits and other legal actions, particularly involving claims for infringement of patents and other intellectual property rights; and foreign exchange rate fluctuations potentially affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the period ended April 4, 2009 as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Net sales	$362,837	$398,771	$695,889	$770,483
Cost of sales (5)	144,154	175,232	271,608	330,683

Gross profit	218,683	223,539	424,281	439,800

Selling and administrative expenses (1) (2) (3)	109,583	111,935	208,742	217,772
Research and development expenses	19,722	22,228	38,054	42,014
Purchased intangibles amortization	2,683	2,352	5,299	4,624

Operating income	86,695	87,024	172,186	175,390

Interest expense, net	(2,054)	(4,855)	(4,276)	(9,099)

Income from operations before income taxes	84,641	82,169	167,910	166,291

Provision for income taxes (4) (5)	14,734	(979)	24,656	14,668

Net income	$69,907	$83,148	$143,254	$151,623

Net income per basic common share	$0.73	$0.83	$1.48	$1.52

Weighted-average number of basic common shares	96,147	99,586	96,696	99,981

Net income per diluted common share	$0.72	$0.82	$1.47	$1.49

Weighted-average number of diluted common shares and equivalents	96,996	101,035	97,388	101,531

(1)	Included in selling and administrative expenses for the three and six months ended July 4, 2009 are lease termination costs and other incremental related costs of $5.9 million.

(2)	Included in selling and administrative expenses for the six months ended July 4, 2009 are restructuring and other incremental costs of $1.0 million related to cost reduction plans.

(3)	Included in selling and administrative expenses for the six months ended July 4, 2009 are acquisition and other incremental related costs of $1.3 million related to recent acquisitions.

(4)	Included in the provision for income taxes for the six months ended July 4, 2009 is a reversal of a $4.6 million charge related to the restructuring of certain legal entities that had been expensed in the third quarter of 2008.

(5)	During the second quarter of 2008, the Company identified errors originating in periods prior to the quarter ended June 28, 2008. The errors primarily relate to (i) an overstatement of the Company’s income tax expense of $16.3 million as a result of errors in recording its income tax provision in prior periods and (ii) an understatement of amortization expense of $8.7 million for certain capitalized software. The Company incorrectly calculated its provision for income taxes by tax-effecting a deferred tax liability utilizing a U.S. tax rate of 35% instead of an Irish tax rate of 10%. In addition, the Company incorrectly accounted for Irish-based capitalized software and the related amortization expense as a U.S. Dollar-denominated asset instead of Euro-denominated asset resulting in an understatement of amortization expense and cumulative translation adjustment.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$0.72	$0.82	$1.47	$1.49

Adjustment for purchased intangibles amortization, net of tax	2,008	1,675	3,827	3,278
Net income per diluted share effect	0.02	0.02	0.04	0.03

Adjustment for lease termination and other incremental costs, net of tax	3,723	—	3,723	—
Net income per diluted share effect	0.04	—	0.04	—

Adjustment for restructuring, net of tax	—	—	643	—
Net income per diluted share effect	—	—	0.01	—

Adjustment for acquisition related costs, net of tax	—	—	1,078	—
Net income per diluted share effect	—	—	0.01	—

Adjustment for tax impact of restructuring certain legal entities	—	—	(4,555)	—
Net income per diluted share effect	—	—	(0.05)	—

Adjustment for out-of-period errors as described above, net of tax	—	(7,612)	—	(7,612)
Net income per diluted share effect	—	(0.08)	—	(0.07)

Adjusted net income per diluted share	$0.78	$0.76	$1.52	$1.45

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the purchased intangibles amortization, the lease termination and other incremental costs, the restructuring charge, the acquisition related costs, the reversal of the tax impact of restructuring certain legal entities and the adjustment for out-of-period errors and the related tax effects from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing investors with information that helps to compare ongoing operating performance.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	July 4, 2009	December 31, 2008
Cash, cash equivalents and short-term investments	505,681	428,522
Accounts receivable	294,936	291,763
Inventories	196,316	173,051
Other current assets	61,324	62,966
Total current assets	1,058,257	956,302

Property, plant and equipment, net	203,293	171,588
Other assets	541,067	495,008
Total assets	1,802,617	1,622,898

Notes payable and debt	130,757	36,120
Accounts payable and accrued expenses	269,339	253,386
Total current liabilities	400,096	289,506

Long-term debt	500,000	500,000
Other long-term liabilities	171,772	172,387
Total liabilities	1,071,868	961,893

Total equity	730,749	661,005
Total liabilities and equity	1,802,617	1,622,898